EXHIBIT 33.3

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

Crusade Management Limited (the “Asserting Party”) is responsible for assessing compliance as of September 30, 2007 and for the period from March 15, 2007 (the date of issuance of the Crusade Global Trust No. 1 of 2007 transaction subject to the requirements of Regulation AB) through September 30, 2007 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(2)(iii)-(vi), 1122(d)(4)(i)-(ii) and 1122(d)(4)(iv)-(xiv) in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).

The transactions covered by this report include asset-backed securities transactions for which the Asserting Party acted as manager that are backed by the same asset type backing the class of asset-backed securities of the Crusade Global Trust No. 1 of 2007 (including the Crusade Global Trust No. 1 of 2007 asset-backed securities transaction), that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Applicable Servicing Criteria. The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

KPMG, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period as set forth in this assessment.

Crusade Management Limited

/s/ Gregory M. Bartlett

Name: Gregory M. Bartlett

Title: Director

Date: 17 December 2007